NL REPORTS FIRST QUARTER RESULTS

DALLAS, TEXAS - May 5, 2008 - NL Industries, Inc. (NYSE:NL) today reported a net loss of $.3 million, or $.01 per share, in the first quarter of 2008 compared to net income of $5.8 million, or $.12 per diluted share, in the first quarter of 2007.

Component products sales decreased 7% in the first quarter of 2008 as compared to the first quarter of 2007.  The decrease is due mainly to lower order rates from many of our customers resulting from unfavorable economic conditions in North America, offset in part by the effect of sales price increases for certain products to mitigate the effect of higher raw material costs.  Component products income from operations decreased $2.5 million from the first quarter of 2007 primarily due to reduced coverage of fixed manufacturing costs resulting from lower sales, higher raw material costs not entirely passed on to customers and changes in product mix.

Kronos’ net sales of $332.5 million in the first quarter of 2008 were $18.5 million, or 6%, higher than in the first quarter of 2007 due primarily to the net effect of favorable fluctuations in foreign currency exchange rates, which increased sales by approximately $20 million, and higher sales volumes, partially offset by lower average TiO2 selling prices.  Kronos’s average selling prices were 4% lower in the first quarter of 2008 as compared to the first quarter of 2007.  Kronos’ sales volumes increased 2% from the first quarter of 2007, as higher sales volumes in export markets more than offset the impact of lower volumes in Europe. The table at the end of this press release shows how each of these items impacted the overall increase in Kronos’ sales.

Kronos’ income from operations for the first quarter of 2008 declined by 67% to $9.7 million compared to the same period in 2007 primarily due to lower average TiO2 selling prices, higher raw material and energy costs and to the unfavorable effects of fluctuations in foreign currency exchange rates, which decreased income from operations by approximately $7 million.  Kronos’ TiO2 production volumes were 1% lower in the first quarter of 2008 as compared to the first quarter of 2007, with operating rates at near full capacity in both periods.  TiO2 sales volume in the first quarter of 2008 was a new record for a first quarter.

Corporate expenses were lower in the first quarter of 2008 as compared to the first quarter of 2007 primarily due to lower litigation and related expenses.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for the Company’s products,
•	The extent of the dependence of the Company’s businesses on certain market sectors,
•	The cyclicality of certain of the Company's businesses,
•	The impact of certain long-term contracts on certain of the Company's businesses,
•	Customer inventory levels,
•	Changes in raw material and other operating costs,
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Customer and competitor strategies,
•	Potential consolidation of competitors,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	Service industry employment levels,
•	Demand for high performance marine components,
•	The introduction of trade barriers,
•	Fluctuations in currency exchange rates,
•	Operating interruptions,
•	The timing and amount of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	The extent to which the Company’s subsidiaries were to become unable to pay dividends to the Company,
•	Uncertainties associated with new product development,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more-likely-than-not recognition criteria,

•	Potential difficulties in integrating completed or future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters,
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
(Unaudited)

	Three months ended March 31,
	2007	2008

Net sales	$43.6	$40.5
Cost of sales	31.5	31.1

Gross margin	12.1	9.4

Selling, general and administrative expense	6.7	6.4
Other operating income (expense):
Insurance recoveries	2.5	.1
General corporate expenses, net	(4.9)	(3.8)
Other, net	(.1)	-

Income (loss) from operations	2.9	(.7)

Equity in earnings (losses) of Kronos Worldwide, Inc.	4.6	(.1)

General corporate items:
Interest and dividends	1.1	1.0
Securities transactions, net	.1	-
Interest expense	-	(.8)

Income (loss) before income taxes and
minority interest	8.7	(.6)

Provision for income taxes (benefit)	2.0	(.5)
Minority interest in after-tax earnings	.9	.2

Net income (loss)	$5.8	$(.3)

Net income (loss) per basic and diluted share	$.12	$(.01)

Basic and diluted weighted-average shares used in the calculation of net income per share	48.6	48.6

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months ended March 31,
	2007	2008

CompX – component products	$5.5	$3.0
Insurance recoveries	2.5	.1
Corporate expense	(4.9)	(3.8)
Other, net	(.2)	-

Income (loss) from operations	$2.9	$(.7)

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

Three months ended March 31, 2008 vs. 2007
Percentage change in sales:
TiO2 product pricing	(4)%
TiO2 sales volume	2
TiO2 product mix	1
Changes in foreign currency exchange rates	7

Total	6%